Columbia Banking System Announces Board Chair Transition

TACOMA, Wash., April 2, 2025 – Columbia Banking System, Inc. (“Columbia” Nasdaq: COLB) announced a leadership transition today reflecting the completion of the integration following Columbia’s previously announced merger with Umpqua Holdings Corporation on February 28, 2023, which combined two premier banks in the Northwest to create one of the largest banks headquartered in the West.

Cort O’Haver, the Executive Chair of the Board of Directors of Columbia, concluded his service to the company and resigned from the Board on March 31, 2025. Mr. O’Haver became Executive Chair upon completion of the merger. Mr. O’Haver’s key focus was to help ensure a successful integration of the two companies. With completion of the integration ahead of schedule, the Board determined that the governance of Columbia no longer required the role of an Executive Chair and eliminated the position.

In connection with the completion of Mr. O’Haver’s service as Executive Chair, the Board elected Director Maria M. Pope to serve as its independent, non-executive Board Chair commencing April 1, 2025.

Craig Eerkes, Lead Independent Director noted: “I want to extend my heartfelt gratitude to Cort for his exceptional leadership and unwavering support of the vision Clint established for our combined company. His dedication has been instrumental in guiding us through a transformative period and positioning us for future success. I am equally thrilled to support Maria in her new role as Board Chair. With more than a decade of combined service with Umpqua and Columbia, her steady leadership and deep expertise have been invaluable assets to the board. I am confident in the bright future that lies ahead under Clint and Maria's leadership.”

Peggy Fowler, Nominating and Governance Committee Chair stated: “As we transition to the next chapter in leadership at our company, I want to express our appreciation for Cort’s service to the Board throughout the merger and integration. He championed Clint’s vision for the future, galvanizing Board support for the new strategy as Clint established a firm foundation for the combined company. I would also like to express my excitement as we welcome Maria to her new role as Board Chair. Maria’s expertise, considerable leadership and contributions to the Board make her exceptionally well-suited to lead us into our next chapter. I look forward to sustained success and growth for our institution under the leadership of Clint and Maria.”

Clint E. Stein, the President and Chief Executive Officer of the Company, stated: "On behalf of our leadership team and associates, I want to express deep appreciation for Cort's support and leadership throughout the integration. His belief in the vision of our combined company was instrumental and remains a catalyst for our team. We wish him all the best in his future endeavors and are confident that he will continue to inspire and lead with the same passion and excellence that he demonstrated with us. As we position our company for the future, I am thrilled to welcome Maria as Board Chair."

Mr. O’Haver stated: “It has been nearly four years since Clint and I first discussed merging our companies. To facilitate the merger, we put a board governance structure in place to increase the likelihood of a successful integration. Under Clint's leadership, the integration proceeded faster and more seamlessly than the Board originally envisioned. As a result, the timing is right to pivot the Company back to a traditional governance structure and the role of Executive Chair is no longer necessary. I look forward to Clint and his team continuing to build upon what we have created together."

Ms. Pope is president, chief executive officer and a member of the board of directors of Portland General Electric Company (NYSE: POR). She has extensive governance experience, having served on the boards of public companies and industry associations.

About Columbia
Columbia (Nasdaq: COLB) is headquartered in Tacoma, Washington and is the parent company of Umpqua Bank, an award-winning western U.S. regional bank based in Lake Oswego, Oregon. Umpqua Bank is the largest bank headquartered in the Northwest and one of the largest banks headquartered in the West with locations in Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah, and Washington. With over $50 billion of assets, Umpqua Bank combines the resources, sophistication, and expertise of a national bank with a commitment to deliver superior, personalized service. The bank supports consumers and businesses through a full suite of services, including retail and commercial banking; Small Business Administration lending; institutional and corporate banking; and equipment leasing. Umpqua Bank customers also have access to comprehensive investment and wealth management expertise as well as healthcare and private banking through Columbia Wealth Advisors and Columbia Trust Company, a division of Umpqua Bank. Learn more at www.columbiabankingsystem.com.

Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its Form 10-K for the Fiscal Year ended December 31, 2024, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.
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